As filed with the Securities and Exchange Commission on August 23, 1995.
                                                     Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3
                            Registration Statement
                                     Under
                          The Securities Act of 1933

                                  NEWELL CO.
            (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                        36-3514169
   (State or Other Jurisdiction of                   (I.R.S. Employer
   Incorporation or Organization)                    Identification No.)

        Newell Center                      Dale L. Matschullat
        29 East Stephenson Street          4000 Auburn Street
        Freeport, Illinois 61032           Rockford, Illinois 61125
        (815) 235-4171                     (815) 969-6101
   (Address, Including Zip Code,      (Name, Address, Including Zip Code,
   and Telephone Number, Including    and Telephone Number, Including
   Area Code, of Registrant's         Area Code, of Agent for Service)
   Principal Executive Offices)

                                With Copies to:

        Linda J. Wight                Rex E. Schlaybaugh, Jr.
        Schiff Hardin & Waite         Dykema Gossett PLLC
        7200 Sears Tower              1577 N. Woodward Avenue, Suite 300
        Chicago, Illinois 60606       Bloomfield Hills, Michigan  48304
        (312) 876-1000                (810) 540-0700

                             ---------------------

        Approximate date of commencement of the proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
        If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
        If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ __________





        If the form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ __________
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

                             CALCULATION OF REGISTRATION FEE
                                                                   Proposed Maximum       Proposed Maximum      Amount of
            Title of Each Class of            Amount To Be       Aggregate Price Per     Aggregate Offering   Registration
         Securities To Be Registered           Registered              Unit (1)              Price (1)             Fee
         ---------------------------          ------------        ------------------     ------------------   ------------
       Common Stock,
       Par Value $1.00 Per Share . . .          131,561                 $25.63             $3,371,908.00        $1,163.00

       Preferred Stock Purchase Rights

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on $25.63, the average of the high and low prices of the Common Stock on August 18, 1995, as reported in the consolidated reporting system. The value attributable to the Preferred Stock Purchase Rights is reflected in the value attributable to the Common Stock.
                          ________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 PROSPECTUS

                                 NEWELL CO.
                            UP TO 131,561 SHARES
                   COMMON STOCK, $1.00 PAR VALUE PER SHARE
             (INCLUDING RELATED PREFERRED STOCK PURCHASE RIGHTS)

             The shares of Common Stock, par value $1.00 per share (the "Common Stock"), together with the Preferred Stock Purchase Rights (the "Rights") offered to the public hereby (collectively, the "Shares") are outstanding shares of Newell Co., a Delaware corporation (the "Company"), that may be sold by the Selling Stockholder as set forth under "Selling Stockholder." The Company will not receive any part of the proceeds from the sale of the Shares. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Chicago Stock Exchange (the "CSE") under the symbol NWL. On August 18, 1995, the closing sale price for the Common Stock (as reported on the Composite Tape for NYSE-listed issues) was $25-5/8.

                       -------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                 ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPEC-
                    TUS.  ANY REPRESENTATION TO THE CON-
                        TRARY IS A CRIMINAL OFFENSE.

                       -------------------------------

             The Company has been advised that sales of the Shares may be made from time to time by or for the account of the Selling Stockholder on the NYSE, in the over-the-counter market, in private transactions or otherwise through broker-dealers. Any such sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Any broker-dealer may either act as agent for the Selling Stockholder or may purchase any of the Shares as principal and thereafter may sell such Shares from time to time in transactions on the NYSE, the CSE or in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices.

                       -------------------------------

               The date of this Prospectus is August 23, 1995.













                            AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, New York, New York, 10048; and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock is listed on the NYSE and the CSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605-1070.

             The Company has filed with the SEC a registration statement on Form S-3 (File No. 33-_____________) (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

             The following documents filed by the Company pursuant to the Exchange Act are hereby incorporated by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

        (d) The description of the Rights contained in the Company's Registration Statement on Form 8-A dated October 25, 1988, including any amendment or report filed for the purpose of updating such description;

        (e) The description of the Common Stock, contained in the Company's Registration Statement on Form 8-B dated June 30, 1987, including any amendment or report filed for the purpose of updating such description; and




        (f) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

             Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Richard H. Wolff, Secretary, Newell Co., 4000 Auburn Street, Rockford, Illinois 61125 (telephone: (815) 969-6111).


                                 THE COMPANY

             The Company is a manufacturer and full-service marketer of high-volume consumer products serving the needs of volume purchasers. The Company's basic strategy is to merchandise a multi-product offering of brand-name staple products, with an emphasis on excellent customer service, in order to achieve maximum results for its stockholders. Product categories include housewares, hardware, home furnishings, and office products. Each group of the Company's products is manufactured and sold by a subsidiary or division (each referred to herein as a "division," even if separately incorporated).

             The Company manages the activities of its divisions through executives at the corporate level, to whom the divisional managers report, and controls financial activities through centralized accounting, capital expenditure reporting, cash management, order processing, billing, credit, accounts receivable and data processing operations. The production and marketing functions of each division, however, are conducted with substantial independence. Each division is managed by employees who make day-to-day operating and sales decisions and participate in an incentive compensation plan that ties a significant part of their compensation to their division's performance. The Company believes that this allocation of responsibility and system of incentives fosters an entrepreneurial approach to management that has been important to the Company's success.

             As of August 18, 1995, there were 158,291,128 shares of Common Stock and related Rights outstanding. For the fiscal year


   ended December 31, 1994, the Company had net sales of approximately $2,074,934,000 and operating income of approximately $357,865,000.

             The principal executive offices of the Company are located at Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number is (815) 235-4171.


                             SELLING STOCKHOLDER

             The Shares covered by this Prospectus are being offered by or for the account of Thomas F. Gaffney (the "Selling Stockholder"). The Selling Stockholder was a stockholder of Ashland Products, Inc. ("Ashland"), which became a wholly-owned subsidiary of the Company on June 5, 1995, pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of June 5, 1995, by and among the Company, Ashland Acquisition Co., a Delaware corporation, and Ashland. Pursuant to the Reorganization Agreement, all of the outstanding shares of common stock of Ashland owned by the Selling Stockholder were converted into 131,561 Shares.

             The Selling Stockholder currently owns 125,213 Shares. Pursuant to the terms and conditions of an Escrow Agreement by and between the Company, the Selling Stockholder, James J. Prete, Larry D. Adkisson, and Firstar Trust Company (the "Escrow Agent"), the Selling Stockholder has the right to receive up to an additional 6,348 Shares. Such shares are held in escrow with the Escrow Agent for satisfaction of the indemnification obligations of the Selling Stockholder under the Reorganization Agreement. The escrow will terminate on the earlier of June 9, 1996 or the final resolution of the last claim permitted under the terms of the Escrow Agreement. At that time, any Shares not used to satisfy the Selling Stockholder's indemnification obligations and still held in escrow will be distributed to the Selling Stockholder and may be sold pursuant to this Prospectus.

                            PLAN OF DISTRIBUTION

             The Selling Stockholder has advised the Company that sales of Shares may be made from time to time for its account on the NYSE, the CSE, in the over-the-counter market, in private transactions or otherwise through broker-dealers. Any such sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Whether any such sales will be made, and the time of any such sales, will rest within the Selling Stockholder's discretion.

             The Selling Stockholder has not identified to the Company any broker-dealer that may participate in the offer. Any such broker-dealer either may act as agent for the Selling Stockholder or may purchase any of the Shares as principal and thereafter may sell such Shares from time to time in transactions on the NYSE, the CSE or in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices. Any broker-dealer that may be used by the Selling Stockholder might be deemed to be an "underwriter" as defined in the Securities Act, and any commissions paid to such broker-dealer (and, if such broker-dealer purchases Shares as a principal, any profits received on the resale of such Shares) may be deemed to be


   underwriting discounts or commissions under the Securities Act. In addition, the Selling Stockholder may be deemed to be an underwriter within the meaning of the Securities Act with respect to the Shares, and any profits realized by such person may be deemed to be underwriting commissions.


                                LEGAL OPINION

             The legality of the Shares offered hereby has been passed upon for the Company by Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois 60606. Schiff Hardin & Waite has advised the Company that a member of the firm participating in the representation of the Company in this offering owns 3,746 Shares.


                                   EXPERTS

             The consolidated financial statements of the Company incorporated herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


































                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution

             The following table sets forth all expenses in connection with the distribution of the shares of Common Stock (and the Preferred Stock Purchase Rights related thereto) being registered. All amounts shown below are estimates, except the registration fee:

             Registration fee of Securities and Exchange
             Commission  . . . . . . . . . . . . . . . . . . .  $1,163.00
             Stock Exchange Listing Fees . . . . . . . . . . .   2,158.00
             Accountants' fees and expenses  . . . . . . . .     5,000.00
             Legal fees and expenses . . . . . . . . . . . .    10,000.00
             Miscellaneous . . . . . . . . . . . . . .           1,679.00
                                                               ----------
                                                               $20,000.00
                  TOTAL  . . . . . . . . . . . . . . . . . . . ==========

   Item 15.  Indemnification of Directors and Officers

             The Restated Certificate of Incorporation and By-Laws of the registrant provide for indemnification by the registrant of each of its directors and officers to the fullest extent permitted by law for liability (including liability arising under the Securities Act of 1933 (the "Act")) of such director or officer arising by reason of his or her status as a director or officer of the registrant, provided that he or she met the standards established in the Restated Certificate of Incorporation, which include requirements that he or she acted in good faith and in a manner he or she reasonably believed to be in the registrant's best interest. The registrant will also advance expenses prior to final disposition of an action, suit or proceeding upon receipt of an undertaking by the director or officer to repay such amount if the director or officer is not entitled to indemnification. All rights to indemnification and advancement of expenses are deemed to be a contract between the registrant and its directors and officers. The determination that a director or officer has met the standards established in the Restated Certificate of Incorporation and By-Laws may be made by majority vote of a quorum consisting of disinterested directors, an opinion of counsel (regardless of whether such quorum is available), a majority vote of stockholders, or a court (which may also overturn any of the preceding determinations). The registrant has purchased insurance against liabilities of directors or officers, as permitted by the Restated Certificate of Incorporation and By-Laws. The registrant also has entered into indemnification agreements with each of its directors and officers which provide that the directors and officers will be entitled to their indemnification rights as they existed at the time they entered into the agreement, regardless of subsequent changes in the registrant's indemnification policy.






   Item 16. Exhibits

             The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement on page II-6 hereof.


   Item 17.  Undertakings

        The undersigned registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   provided, however, that paragraphs 1(a) and 1(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




             Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









































                                 SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on this 23rd day of August, 1995.

                                      NEWELL CO.
                                      (Registrant)


                                      By:     /s/ William T. Alldredge
                                          -------------------------------
                                              William T. Alldredge
                                              Vice President - Finance

             Each person whose signature appears below appoints William
   P. Sovey and William T. Alldredge or either of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this registration statement that either of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with the registration of shares of Common Stock of the Registrant that are subject to this registration statement (and the Preferred Stock Purchase Rights attached thereto), which amendments may make such changes in such registration statement as either of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this registration statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                                 Title                                              Date
              ---------                                 -----                                              ----
     /s/      William P. Sovey                  Vice Chairman and Chief                                    August 23, 1995
     --------------------------------           Executive Officer (Principal
              William P. Sovey                  Executive Officer) and Director

     /s/      William T. Alldredge              Vice President - Finance                                   August 23, 1995
     --------------------------------           (Principal Financial Officer)
              William T. Alldredge






              Signature                                 Title                                      Date
              ---------                                 -----                                      ----
     /s/      Thomas A. Ferguson, Jr.           President and Chief                                 August 23, 1995
     ------------------------------------       Operating Officer and Director
              Thomas A. Ferguson, Jr.

     /s/      Donald L. Krause                  Senior Vice President - Controller                 August 23, 1995
     ------------------------------------       (Principal Accounting Officer)
              Donald L. Krause


     /s/      Daniel C. Ferguson                Chairman of the Board of Directors                 August 23, 1995
     ------------------------------------
              Daniel C. Ferguson


     /s/      Alton F. Doody                    Director                                           August 23, 1995
     ------------------------------------
              Alton F. Doody


     /s/      Gary H. Driggs                    Director                                           August 23, 1995
     ------------------------------------
              Gary H. Driggs


     /s/      Robert L. Katz                    Director                                           August 23, 1995
     ------------------------------------
              Robert L. Katz


     /s/      John J. McDonough                 Director                                           August 23, 1995
     ------------------------------------
              John J. McDonough


     /s/      Elizabeth Cuthbert Millett        Director                                           August 23, 1995
     ------------------------------------
              Elizabeth Cuthbert Millett


     /s/      Allan P. Newell                   Director                                            August 23, 1995
     ------------------------------------
              Allan P. Newell

     /s/      Henry B. Pearsall                 Director                                            August 23, 1995
     ------------------------------------
              Henry B. Pearsall







                              INDEX TO EXHIBITS



   Exhibit
    Index                             Exhibit
   ---------                          -------

     2.1 Agreement and Plan of Reorganization dated as of June 5, 1995 by and among Newell Co., Ashland Acquisition Co., and Ashland Products, Inc.

     2.2 Escrow Agreement dated as of June 9, 1995 by and among Newell Co., Thomas F. Gaffney, James J. Prete, Larry D. Adkisson and Firstar Trust Company

       5          Opinion of Schiff Hardin & Waite

    23.1          Consent of Arthur Andersen LLP

    23.2 Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5)

     24 Powers of attorney (set forth on the signature page of this registration statement)